Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 28, 2026	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES THE RESIGNATION OF ANGIE J. KLEIN FROM THE
COMPANY’S BOARD OF DIRECTORS

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced that Angie J. Klein has tendered her resignation from the Company’s Board of Directors, effective August 30, 2026, due to obligations related to her new professional role. Ms. Klein has served as a Director for the Company since December 2019, providing valuable insight to the Company for nearly seven years.

Daniel J. Hirschfeld, Chairman of the Board, said, “We thank Angie for her contributions and insights during her dedicated service as a valued member of our Board.” Ms. Klein stated, “I am grateful to have had the opportunity to serve on Buckle’s Board of Directors, providing oversight to new areas of corporate social responsibility in addition to influencing and supporting the Company’s ongoing nominating and governance efforts. I am proud of the work we have accomplished together and wish the entire Buckle team the best in the years ahead.”

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 447 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information on The Buckle, Inc.
can be accessed at www.buckle.com
###